As filed with the Securities and Exchange Commission on September 18, 2026

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

QUOIN PHARMACEUTICALS LTD.
(Exact name of registrant as specified in its charter)

State of Israel	92-2593104
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

42127 Pleasant Forest Court
Ashburn, VA 20148-7349
(703) 980-4182
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dr. Michael Myers
Chief Executive Officer
Quoin Pharmaceuticals Ltd.
42127 Pleasant Forest Ct
Ashburn, VA 20148
(703) 980-4182
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Melissa Palat Murawsky Peter I. Tsoflias Blank Rome LLP One Logan Square 130 North 18th Street Philadelphia, PA 19103 Tel: (215) 569-5500	Jonathan Irom, Adv. Matthew Rudolph, Adv. Meitar | Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 5250608, Israel Tel: +972-3-610-3100

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The Selling Shareholders named in this preliminary prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and the Selling Shareholders named in this prospectus are not soliciting offers to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	DATED September 18, 2026

9,371,895 American Depositary Shares Representing 328,016,325 Ordinary Shares

This prospectus relates to the resale from time to time of up to 9,371,895 American Depositary Shares (“ADSs”) representing 328,016,325 ordinary shares, no par value per share (“Ordinary Shares”) of Quoin Pharmaceuticals Ltd. (the “Company” or “Quoin”) by the selling shareholders identified in this prospectus, including their pledgees, assignees or successors-in-interest (collectively, the “Selling Shareholders”). Throughout this prospectus references to ADSs mean ADSs or Ordinary Shares represented by such ADSs, as the case may be. The ADSs being registered for resale herewith consist of: (i) 2,445,800 ADSs (the “Offered ADSs”) which Offered ADSs were issued pursuant to that certain securities purchase agreement (the “Purchase Agreement”), dated as of August 27, 2026, by and among us and the purchasers named therein (the “Purchasers”); (ii) 3,802,130 ADSs (the “Pre-Funded ADSs”) issued or issuable upon the exercise of pre-funded warrants (the “Pre-Funded Warrants”) that were issued pursuant to the Purchase Agreement, and (iii) 3,123,965 ADSs (the “Ordinary Warrant ADSs”) issuable upon the exercise of ordinary warrants (the “Ordinary Warrants”) that were issued together with the Offered ADSs or the Pre-Funded Warrants, as applicable, pursuant to the Purchase Agreement. The ADSs being offered hereby were issued, or are issuable, pursuant to Pre-Funded Warrants or Ordinary Warrants issued, in a private placement transaction (the “Private Placement”) that closed on August 31, 2026 (the “Closing Date”).

We are not offering any ADSs under this prospectus and will not receive any proceeds from the sale or other disposition of the ADSs representing Ordinary Shares covered hereby. However, we could receive up to approximately $19.1 million, less placement agent fees, if all of the Ordinary Warrants issued to the Selling Shareholders are exercised for cash. See “Use of Proceeds” beginning on page 9 of this prospectus.

The issuance of the ADSs covered by this prospectus could cause substantial dilution to our existing shareholders. The number of ADSs covered by this prospectus (and not currently outstanding) represents approximately 144.2% of the number of ADSs outstanding as of the date of this prospectus. The actual number of ADSs that we issue to the Selling Shareholders may be less than the aggregate number of ADSs covered by this prospectus. Please refer to the risk factor entitled “The issuance of the ADSs covered by this prospectus could significantly increase the total number of ADSs in the public market and thereby cause our existing shareholders to experience substantial dilution” on page 10 of this prospectus. For additional information on the terms of the Ordinary Warrants, you should refer to the section of this prospectus entitled “The Private Placement.”

Any ADSs subject to resale hereunder will have been issued by us and received by the Selling Shareholders prior to any resale of such ADSs pursuant to this prospectus.

We are filing the registration statement on Form S-3 of which this prospectus forms a part to fulfill certain contractual obligations to the Selling Shareholders relating to the resale by the Selling Shareholders of the ADSs offered hereby. See “Selling Shareholders” beginning on page 13 of this prospectus for more information about the Selling Shareholders. The registration of the Ordinary Shares to which this prospectus relates does not require the Selling Shareholders to sell any of their ADSs.

The Selling Shareholders identified in this prospectus, or their pledgees, assignees or their respective successors-in-interest, from time to time may offer and sell through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices the ADSs held by them directly or through underwriters, agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus. See “Plan of Distribution” beginning on page 20 of this prospectus for more information about how the Selling Shareholders may sell their respective ADSs. The Selling Shareholders may be deemed “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

In connection with the Private Placement, we agreed, pursuant to a registration rights agreement, dated August 27, 2026, that we entered into with the Selling Shareholders (the “Registration Rights Agreement”), to bear all of the expenses in connection with the registration of the resale of the ADSs pursuant to this prospectus. The Selling Shareholders will pay or assume all commissions, discounts and fees of underwriters, agents, selling brokers or dealer managers and similar expenses, if any, attributable to their respective sales of such ADSs.

We are a “smaller reporting company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company disclosure requirements for this prospectus and future filings. See “Prospectus Summary—Implications of Being a Smaller Reporting Company.”

Our ADSs are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “QNRX.” On September 16, 2026, the closing price of our ADSs on Nasdaq was $6.90 per share.

Investing in our ADSs involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus, as described beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

The date of this prospectus is              , 2026

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the ADSs offered under this prospectus. The registration statement, including the exhibits, can be read on our website and the website of the Securities and Exchange Commission. See “Where You Can Find More Information.”

Information contained in, and that can be accessed through, our web site, www.quoinpharma.com, shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by any prospective investors for the purposes of determining whether to purchase the ADSs offered hereunder.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the terms “Quoin,” “Quoin Ltd.,” the “Company,” “us,” “we”, “our” and the “Registrant” refer to Quoin Pharmaceuticals Ltd., an Israeli company, and its consolidated subsidiaries, and “this offering” refers to the offering contemplated in this prospectus.

i

About This Prospectus

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”). Under this registration process, the Selling Shareholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by the Selling Shareholders of the ADSs offered by them described in this prospectus.

This prospectus provides you with a general description of the ADSs the Selling Shareholders may offer. A prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement made in an accompanying prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the accompanying prospectus supplement. You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Neither we nor the Selling Shareholders have authorized anyone to provide you with any information or to make any representations other than those contained, or incorporated by reference, in this prospectus, any post-effective amendment, or any applicable prospectus supplement or free-writing prospectus prepared by or on behalf of us or to which we have referred you. We and the Selling Shareholders take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. This prospectus is an offer to sell only the ADSs offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any applicable prospectus supplement is delivered, or securities are sold, on a later date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

This prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus, any applicable prospectus supplement or any related free writing prospectus are the property of their respective owners.

ii

Prospectus Summary

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before deciding to invest in our securities. Before you decide to invest in our securities, you should read this entire prospectus carefully, any related free writing prospectus that we have authorized for use in connection with the offering and the documents incorporated by reference herein, including the information included under the heading titled “Risk Factors.”

Overview

We are a late-stage clinical specialty pharmaceutical company focused on the development and commercialization of therapeutic products that treat rare and orphan diseases for which there are currently either no approved or very limited treatments or cures. Our lead product, QRX003, is under clinical development as a potential treatment for Netherton Syndrome, a rare hereditary genetic disease. QRX003 is entering pivotal registrational clinical testing under an open IND application with the FDA. We have opened six clinical sites in the U.S. and three in the UK along with international sites that we may potentially open in Spain, France and the Netherlands. QRX003 is currently being tested in eight pediatric NS patients in a Compassionate Use program in Ireland, Austria, the Netherlands and New Zealand and an additional three pediatric patients are expected to be enrolled this year. QRX003 is also being developed as a potential treatment for Peeling Skin Syndrome. We submitted an IND application for QRX003 in Peeling Skin Syndrome in the second quarter of 2026, which was cleared by the FDA on July 9, 2026 and plan to initiate a Phase 2/3 study in the second half of 2026. QRX003 has received Rare Pediatric Disease Designation in the US for both Netherton Syndrome and Peeling Skin Syndrome. We have also entered into 9 commercial partnerships for QRX003 spanning 61 countries outside of our core commercial territories of the U.S., Western Europe and Japan. These partnership countries include Canada, Australia, New Zealand, the Middle East, China, Taiwan, Hong Kong, Singapore, Israel, Central and Eastern Europe, Turkey as well as several countries in Latin America. We entered into a Research Agreement with QUT, under which we have obtained an option for a global license to QRX008 for the potential treatment of scleroderma, as well as a Research Agreement with UCC for the development of novel topical formulations of rapamycin (sirolimus), QRX009, as potential treatments for a number of rare and orphan diseases for which there are either limited or no approved therapies or cures, including Pachyonychia Congenita, Gorlin Syndrome, Tuberous Sclerosis Complex, microcystic lymphatic malformations, venous malformations and angiofibromas, as well as other indications that the Company is assessing. We are planning to initiate investigator-led clinical studies in Pachyonychia Congenita, Gorlin Syndrome and Tuberous Sclerosis Complex.

Our mission is to develop and commercialize proprietary therapeutic drug products that treat rare and orphan diseases, particularly for those diseases where no approved treatment currently exists. To achieve this, we plan to:

•	complete the late-stage clinical testing of QRX003 in NS and, if successful, file for marketing approval in the United States, Europe, Japan and the other territories for which we have commercial agreements in place;

•	prepare to commercialize QRX003 by (i) establishing our own sales infrastructure in the U.S., Europe, and Japan and (ii) work with our distribution partners to commercialize the product in Canada, Australia/New Zealand, the Middle East, China, Hong Kong, Taiwan, Latin America, Central and Eastern Europe, Turkey and Singapore;

•	continue the development of QRX003 for Peeling Skin Syndrome and related rare, genetic skin diseases;

•	commence clinical testing of topical rapamycin, QRX009, in the selected indications; and

•	pursue business development activities by seeking partnering, licensing, merger and acquisition opportunities or other transactions to further expand our pipeline and drug-development capabilities.

To date, no products have been commercialized and no revenue has been generated. We do not expect to generate revenue from product sales unless and until we successfully complete development and obtain marketing approval for one or more of our product candidates, which we expect will take a number of years and is subject to significant uncertainty.

Smaller Reporting Company

We are a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, we may take advantage of certain reduced disclosure obligations available to smaller reporting companies, including the exemption from compliance with the auditor attestation requirements pursuant to the Sarbanes-Oxley Act of 2002, reduced disclosure about our executive compensation arrangements and the requirements to provide only two years of audited financial statements in our annual reports and registration statements. We will continue to be a “smaller reporting company” as long as (1) the market value of our ADSs held by non-affiliates is less than $250 million calculated as of the last business day of our most recently completed second fiscal quarter, or (2) our annual revenues are less than $100 million for our previous fiscal year and we have either no public float or a public float of less than $700 million as of the end of that fiscal year’s second fiscal quarter. Decreased disclosures in our SEC filings due to our status as a “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

Company Information

We were incorporated under the laws of the State of Israel in 1986 under the name Montiger Ltd. Between 1986 and 2021, we underwent several name changes, including the name change to Cellect Biotechnology Ltd. (“Cellect”). On October 28, 2021, Cellect completed the business combination with Quoin Pharmaceuticals, Inc., a Delaware corporation (“Quoin Inc.”), in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of March 24, 2021, by and among Cellect, Quoin Inc. and CellMSC, Inc., a Delaware corporation and wholly-owned subsidiary of Cellect (“Merger Sub”), pursuant to which Merger Sub merged with and into Quoin Inc., with Quoin Inc. surviving as a wholly-owned subsidiary of Cellect (the “Merger”). Immediately after completion of the Merger, Cellect changed its name to “Quoin Pharmaceuticals Ltd.”

Prior to January 1, 2023, we qualified as a “foreign private issuer” as such term is defined in Rule 405 under the Securities Act. Since January 1, 2023, we have been obligated to file or furnish reports, proxy statements, and other information on U.S. domestic issuer forms with the SEC, which are more detailed and extensive in certain respects, and which must be filed more promptly, than the forms available to a foreign private issuer.

The address of our executive corporate offices is 42127 Pleasant Forest Ct., Ashburn, VA 20148, and our telephone number is (703) 980-4182. Our website is www.quoinpharma.com. Information contained on or accessible through this website is not incorporated by reference in, or otherwise a part of, this prospectus, and any references to this website are intended to be inactive textual references only.

The Offering

This prospectus relates to the resale or other disposition from time to time by the Selling Shareholders identified in this prospectus of up to 9,371,895 ADSs. None of the ADSs registered for resale hereby are being offered for sale by us.

ADSs offered by the Selling Shareholders	9,371,895 ADSs, consisting of: (i) 2,445,800 Offered ADSs issued pursuant to the Purchase Agreement, (ii) 3,802,130 Pre-Funded ADSs issued or issuable upon the exercise of the Pre-Funded Warrants, and (iii) 3,123,965 Ordinary Warrant ADSs issuable upon the exercise of Ordinary Warrants.
ADSs outstanding prior to this offering	4,804,161 ADSs (including the Offered ADSs)
ADSs to be outstanding after this offering	11,730,256 ADSs, assuming the exercise in full for cash of all Pre-Funded Warrants and Ordinary Warrants
Registration of the ADSs	Pursuant to the terms of the Registration Rights Agreement, we agreed to file a registration statement (the “Initial Registration Statement”) with the SEC registering the resale of the Offered ADSs, the Pre-Funded ADSs, and the Ordinary Warrant ADSs (collectively, the “Resale ADSs”) no later than 30 days after the Closing Date, to use commercially reasonable efforts to have the registration statement declared effective at the earliest possible date but no later than the earlier of (a) the 60th calendar day following the initial filing date of the Initial Registration Statement if the SEC notifies us that it will review the Initial Registration Statement, and (b) the fifth business day after the date we are notified (orally or in writing, whichever is earlier) by the SEC that the Initial Registration Statement will not be “reviewed” or will not be subject to further review. The Registration Rights Agreement further provides that we shall use commercially reasonable efforts to keep such registration statement continuously effective and available for resale of the Offered ADSs, the Pre-Funded ADSs, and the Ordinary Warrant ADSs until the earlier of (i) the date on which the Selling Shareholders shall have resold all such ADSs, and (ii) the date on which such securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect. The registration statement on Form S-3, of which this prospectus forms a part, is being filed to satisfy the requirement to register for resale the Resale ADSs.

Use of Proceeds	The Selling Shareholders will receive all of the proceeds from the sale of the ADSs sold by them pursuant to this prospectus. We will not receive any proceeds from the sale of ADSs by the Selling Shareholders. However, we could receive up to $19.1 million, less placement agent fees, if all of the Ordinary Warrants issued to the Selling Shareholders in the Private Placement are exercised for cash. See “Use of Proceeds.”
Plan of Distribution	The Selling Shareholders named in this prospectus, or their pledgees, assignees and successors-in-interest, may offer or sell the ADSs offered hereby from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Shareholders may also resell the ADSs to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. See “Plan of Distribution.”
Risk Factors	See “Risk Factors” beginning on page 5 of this prospectus and in the documents incorporated by reference in this prospectus and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.
Nasdaq Capital Market trading symbol	Our ADSs are listed on Nasdaq under the symbol “QNRX.”

The information above is based on 168,145,635 Ordinary Shares represented by 4,804,161 ADSs outstanding as of September 16, 2026, with each ADS representing 35 Ordinary Shares, and excludes the following:

•	36,071,630 Ordinary Shares represented by 1,030,618 ADSs issuable upon the exercise of outstanding options, which have a weighted-average exercise price $14.79 per ADS;

•	26,407,430 Ordinary Shares represented by 754,498 ADSs issuable upon the exercise of outstanding pre-funded warrants, which have an exercise price of $0.0001 per ADS;

•	310,951,297 Ordinary Shares represented by 8,884,323 ADSs issuable upon the exercise of outstanding warrants, which have a weighted-average exercise price of $12.04 per ADS;

•	1,003,975 Ordinary Shares represented by 28,685 ADS issuable upon the exercise of outstanding Ordinary Warrants issued in the Private Placement to the Insider Participants (as defined below); and

•	36,716,788 Ordinary Shares represented by 1,049,051 ADSs reserved for future issuance under our 2025 Equity Incentive Plan.

Unless otherwise indicated, all information contained in this prospectus assumes no exercise of the outstanding options or warrants described in the bullets above.

Risk Factors

Investing in ADSs involves a high degree of risk. Before deciding whether to invest in our ADSs, you should consider carefully the risks and uncertainties described below, together with all of the other information included or incorporated by reference in this prospectus, including the risks and uncertainties discussed under “Risk Factors” in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus, as well as any updates thereto contained in subsequent filings with the SEC, before deciding whether to purchase our ADSs in this offering. All of these risk factors are incorporated herein in their entirety. The risks described below and incorporated by reference are material risks currently known, expected or reasonably foreseeable by us. However, the risks described below and incorporated by reference are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business, operating results, prospects or financial condition. If any of these risks actually materialize, our business, prospects, financial condition, and results of operations could be seriously harmed. This could cause the trading price of our ADSs to decline, resulting in a loss of all or part of your investment. For more information, see the section entitled “Where You Can Find More Information.”

The sale of a substantial amount of our ADSs in the public market could adversely affect the prevailing market price of our securities.

We are registering for resale up to 9,371,895 ADSs, which is a significant number of ADSs compared to the current number of ADSs in the public market. Sales of substantial amounts of ADSs in the public market, or the perception that such sales might occur, could adversely affect the market price of our ADSs. We cannot predict if and when the Selling Shareholders may sell such ADSs in the public markets. Furthermore, in the future, we may issue additional ADSs or other equity or debt securities exercisable or convertible into ADSs. Any such issuance could result in substantial dilution to our existing shareholders and could cause the market price of our securities to decline.

The issuance of the ADSs covered by this prospectus could significantly increase the total number of ADSs in the public market and thereby cause our existing shareholders to experience substantial dilution.

As of September 16, 2026, there were 4,804,161 ADSs outstanding (including the Offered ADSs). The number of ADSs covered by this prospectus and not currently outstanding (which consists of 3,802,130 Pre-Funded ADSs and 3,123,965 Ordinary Warrant ADSs) represents approximately 144.2% of the number of ADSs outstanding as of the date of this prospectus. As a result, if we issue the maximum number of ADSs that are being registered hereunder, an existing shareholder’s proportionate interest in us will be substantially diluted. The actual number of ADSs that we issue to the Selling Shareholders may be less than the aggregate number of ADSs covered by this prospectus.

Investors who buy ADSs at different times will likely pay different prices.

Investors who purchase ADSs in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. The Selling Shareholders may sell such ADSs at different times and at different prices.

We have additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our ADSs.

We may from time-to-time issue additional ADSs. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities or ADSs. Any future issuances of ADSs or securities convertible into ADSs would further dilute the percentage ownership of us held by holders of ADSs. In addition, the issuance of certain securities may be used as an “anti-takeover” device without further action on the part of our shareholders, and may adversely affect the holders of our ADSs. Pursuant to the Purchase Agreement, we have agreed to hold a meeting of shareholders within 90 days after the closing of the Private Placement for the purpose of seeking shareholder approval to amend any limitation on ownership of Ordinary Shares (including Ordinary Shares represented by ADSs) imposed on (a) the Purchasers and (b) the investors in the Company’s October 2025 private placement, in each case so that such limitation (including, without limitation, any beneficial ownership limitation and any corresponding limitation on voting power) is increased from 4.99% to 9.99% of the number of Ordinary Shares (including Ordinary Shares represented by ADSs) outstanding immediately after giving effect to the issuance of the applicable securities, both for purposes of Section 13(d) of the Exchange Act and for purposes of Section 270(5) under the Companies Law. If shareholder approval is obtained, and holders elect to increase their 4.99% limitations to up to 9.99%, such holders could accumulate and retain a significantly larger percentage of our outstanding Ordinary Shares and voting power, which could result in a greater concentration of voting power among a smaller number of holders and reduce the ability of other shareholders to influence corporate decisions. We have not paid, and do not intend to pay, dividends on our Ordinary Shares and, therefore, unless our traded securities appreciate in value, our investors may not benefit from holding our securities.

We have not paid any cash dividends on our Ordinary Shares, and we do not anticipate paying any cash dividends on our Ordinary Shares in the foreseeable future. Moreover, the Israeli Companies Law, 5759-1999 (the “Companies Law”) imposes certain restrictions on our ability to declare and pay dividends. As a result, investors in our ADSs or Ordinary Shares will not be able to benefit from owning these securities unless their market price becomes greater than the price paid by such investors and they are able to sell such securities. We cannot assure you that shareholders will ever be able to resell our securities at a price in excess of the price paid.

Under the Purchase Agreement, we are subject to certain restrictive covenants that may make it difficult to procure additional financing.

The Purchase Agreement contains, among others, various restrictive covenants which may make it difficult for us to procure financing. Pursuant to the Purchase Agreement, we agreed, subject to certain exceptions, to not enter into any equity financings until the later of (a) 90 days after the Closing Date and (b) the business day immediately following the effective date of the registration statement filed pursuant to the Registration Rights Agreement. If we require additional funding while these restrictive covenants remain in effect, we may be unable to effect a financing transaction on terms acceptable to us, or at all, while also remaining in compliance with the terms of the Purchase Agreement, or we may be forced to seek a waiver from the Purchasers, which such Purchasers are not obligated to grant to us.

Our need for future financing may result in the issuance of additional securities that will cause investors to experience dilution.

Our cash requirements may vary from those now planned depending upon numerous factors. We expect to require additional capital until our operations generate sufficient revenue to cover our expenses. Accordingly, we will need to obtain additional funding in connection with our continuing operations. The issuance of securities in any future financing may dilute an investor’s equity ownership and have the effect of depressing the market price for our securities. Moreover, we may issue derivative securities, including options and/or warrants, from time to time, to procure qualified personnel or for other business reasons. The issuance of any such derivative securities, which is at the discretion of our Board of Directors, may further dilute the equity ownership of our shareholders.

Subject to the restrictions set forth in the Purchase Agreement, we may sell ADSs or other securities in another offering at a price per ADS that is less than the price per ADS that was paid by Purchasers in this offering, and investors purchasing ADSs or other securities in the future could have rights superior to those of existing shareholders. No assurance can be given as to our ability to procure additional financing, if required, and on terms deemed favorable to us. To the extent additional capital is required and cannot be raised successfully, we may then have to limit our then current operations and/or may have to curtail certain, if not all, of our business objectives and plans.

Special Note Regarding Forward-Looking Statements

This prospectus and the documents incorporated by reference herein contain “forward-looking statements” that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements. The statements contained in this prospectus and the documents incorporated by reference herein that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “would” and similar expressions or variations intended to identify forward-looking statements. These statements are based on the beliefs and assumptions of our management based on information currently available to management. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in this section of the prospectus titled “Risk Factors.” Furthermore, such forward-looking statements speak only as of the date of this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

Please consider our forward-looking statements in light of those risks as you read this prospectus and the documents incorporated by reference herein. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

You should not assume that the information contained in this prospectus and the documents incorporated by reference herein is accurate as of any date other than as of the date of this prospectus or that any information incorporated by reference into this prospectus is accurate as of any date other than the date of the document so incorporated by reference. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

If one or more of these or other risks or uncertainties materializes, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we anticipate. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this Note. Before purchasing any ADSs, you should consider carefully all of the factors set forth or referred to in this prospectus and the documents incorporated by reference that could cause actual results to differ.

Use Of Proceeds

We will not receive any proceeds from the sale of the ADSs by the Selling Shareholders. Accordingly, we will not receive any proceeds from the sale of the ADSs that may be sold from time to time pursuant to this prospectus. See “Plan of Distribution” elsewhere in this prospectus for more information. We will, however, receive up to an aggregate of approximately $19.1 million in cash, less placement agent fees, from the exercise of the Ordinary Warrants. We intend to use the proceeds for general corporate purposes, which may include operating expenses, research and development, including completion of clinical development of QRX003 for Netherton Syndrome, working capital, future acquisitions and general capital expenditures.

The Private Placement

Set forth below is a summary of the Private Placement transaction and the related agreements. Copies of the related agreements are filed as exhibits to the registration statement of which this prospectus forms a part. You are encouraged to review the full text of such agreements.

On August 27, 2026, we entered into the Purchase Agreement with the Purchasers for the issuance and sale of securities in the Private Placement for gross proceeds at the Closing Date of approximately $30.8 million. The Purchase Agreement provides for the issuance and sale of (i) Ordinary Shares represented by 2,503,170 Offered ADSs, (ii) Ordinary Shares represented by 3,802,130 Pre-Funded ADSs, together with (iii) Ordinary Warrants to purchase Ordinary Shares represented by up to 3,152,650 Ordinary Warrant ADSs.

The Offered ADSs and accompanying Ordinary Warrants were sold at a combined purchase price of $4.88 (the “Unit Purchase Price”), and the Pre-Funded Warrants and accompanying Ordinary Warrants were sold at a combined purchase price of $4.8799, which equals the Unit Purchase Price less $0.0001, which is in turn equal to the exercise price of each Pre-Funded Warrant. The Unit Purchase Price was equal to the Nasdaq Minimum Price, as defined in Nasdaq Listing Rule 5635(d), plus $0.0625.

The following directors and officers (the “Insider Participants”) participated in the Private Placement: Dr. Michael Myers, our Chief Executive Officer and a member of our Board of Directors, Denise Carter, our Chief Operating Officer and a member of our Board of Directors; Sally Lawlor, our Chief Financial Officer and James Culverwell, a member of our Board of Directors. The Insider Participants purchased an aggregate of 57,370 Offered ADSs and 28,865 accompanying Ordinary Warrants for a total purchase price of approximately $280,000, at a combined purchase price of $4.88 per Offered ADS and accompanying Ordinary Warrant. The Insider Participants’ purchase price complied with the Nasdaq consolidated closing bid price rule. The Insider Participants’ participation in the Private Placement was approved by both our Audit Committee and our Board of Directors. The Insider Participants are not participating in this offering and are not included as Selling Shareholders in this prospectus.

The Private Placement closed on August 31, 2026. We received net proceeds of approximately $29.0 million from the Private Placement on the Closing Date, after deducting estimated offering expenses payable by us, including placement agent fees and expenses. Leerink Partners served as lead placement agent in connection with the Private Placement, and BTIG and Lake Street acted as co-placement agents. We paid to the placement agents (i) placement fees equal in the aggregate to 6.0% of the aggregate gross proceeds of the Private Placement, and (ii) reimbursement for reasonable out-of-pocket expenses. The placement agents are entitled to additional placement fees equal to 6.0% of the cash exercise fees we receive for all cash exercises of the Ordinary Warrants.

Description of the Warrants

Beneficial ownership limitation. A holder of the Pre-Funded Warrants or the Ordinary Warrants may not exercise any portion of such holder’s Pre-Funded Warrants or Ordinary Warrants for ADSs to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of the Ordinary Shares represented by the ADSs issuable upon exercise of the applicable warrant (the “Beneficial Ownership Limitation”). In addition, a holder of the Pre-Funded Warrants or the Ordinary Warrants may not exercise any portion of such holder’s Pre-Funded Warrants or Ordinary Warrants for ADSs to the extent that the holder, together with its affiliates, would hold more than 4.99% of our voting power (“Voting Limitation”). By written notice to us, a holder of Pre-Funded Warrants or Ordinary Warrants may from time to time increase or decrease the 4.99% limitations to any other percentage not in excess of 9.99% specified in such notice; provided that any increase in such beneficial ownership limitation will not be effective until the 61st day after such notice is delivered to us; provided further, that any such increase will not be effective until after obtaining the shareholder approval described under “Purchase Agreement.”

Pre-Funded Warrants. The Pre-Funded Warrants have an exercise price of $0.0001 per ADS. The Pre-Funded Warrants are exercisable at any time after their original issuance, subject to the Beneficial Ownership Limitation, and will not expire until exercised in full. In addition, the Pre-Funded Warrants may be exercised, in whole or in part, any time after issuance by means of a cashless exercise.

Ordinary Warrants. The Ordinary Warrants are exercisable at any time after their original issuance, subject to the Beneficial Ownership Limitation. The Ordinary Warrants have an exercise price of $6.10 per ADS and may be exercised until the earlier of (i) five years from the Closing Date or (ii) 30 days after our public announcement that the primary endpoint has been met in the clinical trial CL-QRX003-004 for the treatment of Netherton Syndrome.

If at the time of exercise on a date that is six months after the issuance of the Ordinary Warrants (the “Cashless Exercise Deadline”) there is no effective registration statement registering, or the prospectus contained therein is not available for the resale of, the Ordinary Warrant ADSs, the Ordinary Warrants may be exercised, in whole or in part, at such time by means of a “cashless exercise,” provided that if the SEC is closed for operations due to a government shutdown the Cashless Exercise Deadline shall be extended by the same amount of days that the SEC remains closed for operations.

The exercise price and number of ADSs issuable upon exercise of the Pre-Funded Warrants and the Ordinary Warrants are subject to appropriate adjustment in the event of stock dividends, stock splits, changes in ADS ratio, reorganizations or similar events affecting our ADSs and the exercise price.

The foregoing does not purport to be a complete description of the Pre-Funded Warrants or the Ordinary Warrants and is qualified in its entirety by reference to the full text of such documents, which are filed as exhibits to the registration statement of which this prospectus forms a part.

The Purchase Agreement

The Purchase Agreement contains customary representations, warranties and covenants by us, customary conditions to closing, indemnification obligations of the parties signatory thereto, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

In addition, pursuant to the terms of the Purchase Agreement, we agreed, subject to certain exceptions, to not enter into any equity financings until the later of (a) 90 days after the Closing Date and (b) the business day immediately following the effective date of the registration statement filed pursuant to the Registration Rights Agreement.

The Purchase Agreement further provides for us to hold a meeting of shareholders within 90 days after the Closing Date for the purpose of seeking shareholder approval to amend any limitation on ownership of Ordinary Shares (including Ordinary Shares represented by ADSs) imposed on (a) the Purchasers and (b) the investors under that certain Securities Purchase Agreement, dated as of October 10, 2025, by and among us and the investors party thereto (the “October 2025 Purchase Agreement”) in each case so that such limitation (including, without limitation, the Beneficial Ownership Limitation and any corresponding limitation on voting power) is increased from 4.99% to 9.99% of the number of Ordinary Shares (including Ordinary Shares represented by ADSs) outstanding immediately after giving effect to the issuance of the applicable securities, both for purposes of Section 13(d) of the Exchange Act and for purposes of Section 270(5) under the Companies Law.

The foregoing does not purport to be a complete description of the Purchase Agreement and is qualified in its entirety by reference to the full text of the form of such document, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Registration Rights Agreement

In connection with the Private Placement we entered into the Registration Rights Agreement, pursuant to which we agreed to prepare and file a registration statement (the “Initial Registration Statement”) with the SEC registering the resale of the Resale ADSs no later than 30 days after the Closing Date, to use our commercially reasonable efforts to have such registration statement declared effective at the earliest possible date but no later than the earlier of (a) the 60th calendar day following the initial filing date of the Initial Registration Statement if the SEC notifies us that it will review the Initial Registration Statement and (b) the fifth Business Day after the date we are notified (orally or in writing, whichever is earlier) by the SEC that the Initial Registration Statement will not be “reviewed” or will not be subject to further review. The Registration Rights Agreement further provides that we shall use commercially reasonable efforts to keep such registration statement continuously effective and available for resale of the Offered ADSs, the Pre-Funded Warrant ADSs, and the Ordinary Warrant ADSs until the earlier of (i) the date on which the Purchasers shall have resold all such ADSs, and (ii) the date on which such securities may be resold by the Purchasers without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect.

The foregoing does not purport to be a complete description of the Registration Rights Agreement and is qualified in its entirety by reference to the full text of the form of such document, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Lock-Up Agreements

In connection with the Private Placement, each of our directors and officers entered into a lock-up agreement (each a “Lock-Up Agreement” and collectively, the “Lock-Up Agreements”) dated August 20, 2026. Under the Lock-Up Agreements, our directors and officers agreed not to take any of the following actions without Leerink Partners’ prior written consent for a period ending on the date that is the later of (a) 90 days after the Closing Date and (b) the effective date of the Initial Registration Statement (the “Lock-Up Period”):

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any ADSs or Ordinary Shares or any securities convertible into or exchangeable or exercisable for ADSs or Ordinary Shares, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or exercise any right with respect to the registration of any of the Lock-Up Securities, or file or cause to be filed any registration statement in connection therewith, under the Securities Act; or

•	enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of ADSs or Ordinary Shares or other securities, in cash or otherwise.

Notwithstanding these limitations, our securities may be transferred under limited circumstances, including, without limitation, by gift, will or intestate succession.

SELLING SHAREHOLDERS

The ADSs being offered by the Selling Shareholders are those Offered ADSs issued to the Selling Shareholders in the Private Placement and those ADSs issued or issuable to the Selling Shareholders upon exercise of the Pre-Funded Warrants or the Ordinary Warrants issued to the Selling Shareholders in the Private Placement. For additional information regarding the issuances of the Offered ADSs, the Pre-Funded Warrants and the Ordinary Warrants, see “The Private Placement.” We are registering the ADSs in order to permit the Selling Shareholders to offer the ADSs for resale from time to time.

On October 14, 2025, we completed a private placement transaction with several institutional and accredited investors relating to the issuance and sale in a private placement transaction (the “October 2025 Private Placement”) of (i) 15,152 ADSs and (ii) pre-funded warrants to purchase 1,993,939 ADSs, together with (A) Series H Warrants to purchase up to 2,009,091 ADSs (“Series H Warrants”), (B) Series I Warrants to purchase up to 2,009,091 ADSs (“Series I Warrants”), (C) Series J Warrants to purchase up to 2,009,091 ADSs (“Series J Warrants”), and (D) Series K Warrants to purchase up to 2,009,091 ADSs (“Series K Warrants” and, together with the Series H Warrants, Series I Warrants, and Series J Warrants, the “October 2025 Ordinary Warrants”). The October pre-funded warrants and the October 2025 Ordinary Warrants contain beneficial ownership and voting limitations similar to the Pre-Funded Warrants and Ordinary Warrants issued in the Private Placement. As noted in the footnotes below, a number of the Selling Shareholders participated in our October 2025 Private Placement. Other than the Selling Shareholders who participated in our October 2025 Private Placement, none of the other Selling Shareholders, nor any person having control over the Selling Shareholders, has held any position or office with us or our affiliates within the last three years or have had a material relationship with us or any of our predecessors or affiliates within the past three years.

The Selling Shareholders identified below may have sold, transferred or otherwise disposed of some or all of their ADSs since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the Selling Shareholders may change from time to time. Any changed information will be set forth in an amendment to the Registration Statement or supplement to this prospectus, to the extent required by law. Unless otherwise indicated in the footnotes to the table below, we believe, based on information furnished to us, that each Selling Shareholder named in this table has sole voting and investment power with respect to the ADSs indicated as beneficially owned.

The following table presents information regarding the Selling Shareholders and the Resale ADSs that each may offer and sell from time to time under this prospectus. The table is prepared based, in part, on information supplied to us by the Selling Shareholders without regard to ownership or voting limitations set forth in the applicable agreements or other documents relating to such securities, including (i) all of the Resale ADSs offered hereby, and (ii) to our knowledge, all other securities held by each of the Selling Shareholders as of the date hereof (including securities acquired in our October 2025 Private Placement), and reflects their respective holdings as of August 31, 2026. Except as noted below, beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act, and Rule 13d-3 thereunder.

Name of Selling Shareholder	Number of ADSs Beneficially Owned Prior to Offering(1)	Maximum Number of ADSs to be Sold in this Offering(1)	Number of ADSs Beneficially Owned After Offering(2)	Percentage of ADSs Beneficially Owned After Offering(2)
3i, LP (3)	67,811	67,740	71	*
Funds managed by AIGH Capital Management, LLC (4)	2,337,906	691,590	1,646,316	12.4%
Blackwell Partners LLC - Series A (“Blackwell”) (5)	750,245	276,105	474,140	3.9%
Boothbay Absolute Return Strategies, LP (6)	119,942	76,830	43,112	*
Brio Capital Master Fund Ltd (7)	355,346	76,830	278,516	2.3%
Funds managed by DAFNA Capital Management, LLC (8)	230,520	230,520	-	*
Funds managed by Diadema Partners LP (9)	594,156	230,520	363,636	3.0%
Eastmain 2023 Fund LP (“Eastmain”)(10)	71,445	71,445	-	-
Funds managed by Empery Asset Management LP (11)	307,365	307,365	-	*
The Hewlett Fund LP (12)	452,332	122,940	329,392	2.7%
Integrated Core Strategies (US) LLC (13)	1,034,709	922,125	112,584	*
Lytton-Kambara Foundation (14)	1,216,455	307,365	909,090	7.2%
M. Kingdon Offshore Master Fund L.P. (15)	307,365	307,365	-	*
Nantahala Capital Partners Limited Partnership (“Nantahala CPLP”)(16)	533,955	203,735	330,220	2.7%
NCP RFM LP (“NCP LP”)(17)	168,190	63,460	104,730	*
Proactive Capital Partners, LP (18)	43,028	36,885	6,143	*
Funds managed by Sirenia Capital Management LP (19)	3,984,992	3,073,770	911,222	7.2%
Funds managed by Sphera Global Healthcare Management LP (20)	1,075,815	1,075,815	-	*
StemPoint Capital Master Fund LP (21)	614,745	614,745	-	*
Stonepine Capital, LP (22)	1,382,292	614,745	767,547	6.2%

* Less than 1%

(1)	Pursuant to the Beneficial Ownership Limitation under the terms of the Pre-Funded Warrants and the Ordinary Warrants, a Selling Shareholder may not exercise any of such warrants to the extent such exercise would cause such Selling Shareholder, together with its affiliates and attribution parties, to own a number of Ordinary Shares represented by ADSs which would exceed 4.99% of our then outstanding Ordinary Shares following such exercise. In addition, both the Pre-Funded Warrants and the Ordinary Warrants provide that a holder of such warrants may not exercise any portion of such warrants to the extent that the holder, together with its affiliates, would hold more than 4.99% of our voting power.

By written notice to us, a holder of Pre-Funded Warrants or Ordinary Warrants may from time to time increase or decrease the 4.99% limitations to any other percentage not in excess of 9.99% specified in such notice; provided that any increase in such beneficial ownership limitation will not be effective until the 61st day after such notice is delivered to us; provided further, that any such increase will not be effective until after obtaining the shareholder approval described under “The Private Placement - Purchase Agreement.”

Beneficial ownership as reflected in the Selling Shareholder table reflects the total number of shares potentially issuable underlying the Pre-Funded Warrants, the Ordinary Warrants and the October 2025 Ordinary Warrants and does not give effect to any beneficial ownership or voting limitations. Accordingly, actual beneficial ownership, as calculated in accordance with Section 13(d) and Rule 13d-3 thereunder may be lower than as reflected in the table.

(2)	We cannot provide an estimate as to the number of Resale ADSs that will be held by the Selling Shareholders upon termination of the offering covered by this prospectus because the Selling Shareholders may offer some, all or none of their Resale ADSs. Therefore, we have assumed, for purposes of this table, that the Selling Shareholders will sell the maximum number of Resale ADSs registered for resale pursuant to this Prospectus.

(3)	The ADSs beneficially owned prior to this offering, which does not reflect the application of any ownership or voting limitations, includes: (i) 45,160 Offered ADSs and (ii) 22,580 Ordinary Warrant ADSs, as well as (iii) 71 ADSs issuable upon the exercise of additional warrants held by 3i Management LLC is the general partner of 3i, LP, and Maier Joshua Tarlow is the manager of 3i Management LLC. As such, Mr. Tarlow exercises sole voting and investment discretion over securities beneficially owned directly or indirectly by 3i, LP and 3i Management LLC. Mr. Tarlow disclaims beneficial ownership of the securities beneficially owned directly by 3i, LP and indirectly by 3i Management LLC. The business address of each of the aforementioned parties is 2 Wooster Street, 2nd Floor, New York, NY 10013. We have been advised that none of Mr. Tarlow, 3i Management LLC, or 3i, LP is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer.

(4)	The ADSs beneficially owned prior to this offering, which does not reflect the application of any ownership or voting limitations, includes: (A)(i) 54,196 Offered ADSs held by AIGH Investment Partners, LP (“AIGH IP”), (ii) 294,826 Pre-Funded ADS issuable upon the exercise of Pre-Funded Warrants held by AIGH IP, and (iii) 174,511 Ordinary Warrant ADSs issuable upon the exercise of Ordinary Warrants held by AIGH IP, as well as (iv) 51,000 additional ADSs held by AIGH IP and (v) 1,147,478 ADSs issuable upon the exercise of warrants held by AIGH IP that were acquired in the October 2025 Private Placement; and (B)(i) 112,038 Offered ADSs held by WVP Emerging Manager Onshore Fund, LLC - Optimized Equity Series (“WVP”) and (ii) 56,019 Ordinary Warrant ADSs issuable upon the exercise of Ordinary Warrants held by WVP, as well as (iii) 19,000 additional ADSs held by WVP and (iv) 428,838 ADSs issuable upon the exercise of warrants held by WVP that were acquired in the October 2025 Private Placement.

AIGH Capital Management, LLC serves as an advisor or sub-advisor with respect to securities held by AIGH IP and WVP. Orin Hirschman is the Managing Member of AIGH Capital Management, LLC. The principal place of business of AIGH IP and WVP is 6006 Berkeley Avenue, Baltimore, MD 21209.

(5)	The ADSs beneficially owned prior to this offering, which does not reflect the application of any ownership or voting limitations, includes (i) 106,101 Offered ADSs, (ii) 77,969 Pre-Funded ADS issuable upon the exercise of Pre-Funded Warrants, and (iii) 92,035 Ordinary Warrant ADSs issuable upon the exercise of Ordinary Warrants, as well as (iv) 474,140 ADSs issuable upon the exercise of warrants that were acquired in the October 2025 Private Placement. Each of Wilmot B. Harkey and Daniel Mack may be deemed to be beneficial owners of securities held by Blackwell as the managing members of Nantahala Capital Management, LLC, which is the investment manager of Blackwell. The address of Blackwell is 130 Main Street, 2nd Floor, New Canaan, CT 06840.

(6)	The ADSs beneficially owned prior to this offering, which does not reflect the application of any ownership or voting limitations, includes:(i) 51,220 Offered ADSs and (ii) 25,610 Ordinary Warrant ADSs, as well as (iii) 43,112 additional ADSs held. Jonathan Rozenberg and Vik Mittal may be deemed to be beneficial owners of securities held by Boothbay Absolute Return Strategies, LP. The address of the Selling Shareholder is 140 E 45th Street, 16th Floor, New York, New York 10017.

(7)	The ADSs beneficially owned prior to this offering, which does not reflect the application of any ownership or voting limitations, includes: (i) 51,220 Offered ADSs and (ii) 25,610 Ordinary Warrant ADSs, as well as (iii) 2,608 additional ADSs held and (iv) 275,908 ADSs issuable upon the exercise of warrants that were acquired in the October 2025 Private Placement. Brio Capital Management LLC, is the investment manager of Brio Capital Master Fund Ltd. and has the voting and investment discretion over securities held by Brio Capital Master Fund Ltd. Shaye Hirsch, in his capacity as Managing Member of Brio Capital Management LLC, makes voting and investment decisions on behalf of Brio Capital Management LLC in its capacity as the investment manager of Brio Capital Master Fund Ltd. The address of Brio Capital Master Fund Ltd. is c/o Brio Capital Management LLC, 100 Merrick Road, Suite 401 W. Rockville Center, NY 11570.

(8)	The ADSs beneficially owned prior to this offering, which does not reflect the application of any ownership or voting limitations, includes: (A)(i) 101,430 Offered ADSs held by DAFNA LifeScience LP (“DAFNA LS”) and (ii) 50,715 Ordinary Warrant ADSs issuable upon Ordinary Warrants held by DAFNA LS; and (B) (i) 52,250 Offered ADSs held by DAFNA LifeScience Select LP (“DAFNA LSS”) and (ii) 26,125 Ordinary Warrant ADSs issuable upon Ordinary Warrants held by DAFNA LSS.

DAFNA Capital Management, LLC (“DCM LLC”) serves as the investment manager and general partner to DAFNA LS and DAFNA LSS and, as a result, maintains voting and investment power with respect to the securities held by DAFNA LS and DAFNA LSS. Nathan Fischel and Fariba Ghodsian are the Chief Executive Officer and the Chief Investment Officer of DCM LLC, respectively. As controlling persons of DCM LLC, they may be deemed to beneficially own the ADSs owned by DAFNA LS and DAFNA LSS. The address of DAFNA LS and DAFNA LSS is c/o DAFNA Capital Management, LLC, 10990 Wilshire Blvd, Ste. 1400, Los Angeles, CA 90024.

(9)	The ADSs beneficially owned prior to this offering, which does not reflect the application of any ownership or voting limitations, includes: (A)(i) 32,534 Offered ADSs held by Diadema Partners Master Fund LP (“Diadema Master”) and (ii) 16,267 Ordinary Warrant ADSs issuable upon the exercise of Ordinary Warrants held by Diadema Master , as well as (iii) 87,616 ADSs issuable upon the exercise of warrants held by Diadema Master that were acquired in the October 2025 Private Placement; (B)(i) 62,820 Offered ADSs held by Diadema Strategic Fund LP (“Diadema Strategic”) and (ii) 31,410 Ordinary Warrant ADSs issuable upon the exercise of Ordinary Warrants held by Diadema Strategic, as well as (iii) 138,660 ADSs issuable upon the exercise of warrants held by Diadema Strategic that were acquired in the October 2025 Private Placement; (C)(i) 43,960 Offered ADSs held by Persistent Asset Global Select Fund SPC (“Persistent”) and (ii) 21,980 Ordinary Warrant ADSs issuable upon the exercise of Ordinary Warrants held by Persistent, as well as (iii) 94,816 ADSs issuable upon the exercise of warrants held by Persistent that were acquired in the October 2025 Private Placement; and (D)(i) 14,366 Offered ADSs held by Valence8 Diversified(US) LLC (“Valence”) and (ii) 7,183 Ordinary Warrant ADSs issuable upon the exercise of Ordinary Warrants held by Valence, as well as (iii) 42,544 ADSs issuable upon the exercise of warrants held by Valence that were acquired in the October 2025 Private Placement. Diadema Master, Diadema Strategic, Persistent, and Valence are referred to herein as the “Diadema Funds.”

Diadema Partners LP (“Diadema Partners”) is the investment manager for each of the Diadema Funds; and Diadema Partners General Partner LLC (“Diadema Partners GP”) is the sole general partner of Diadema Partners. Timothy Bassett is the sole managing member of Diadema Partners GP. Each of Diadema Partners, Diadema Partners GP, and Mr. Bassett disclaims beneficial ownership of the securities held directly by the Diadema Funds except to the extent of their pecuniary interest therein. The address of the Diadema Funds is 2140 Headquarters Plaza, East Tower 2nd Floor, Morristown, NJ 07960.

(10)	The ADSs beneficially owned prior to this offering, which does not reflect the application of any ownership or voting limitations, includes (i) 27,455 Offered ADSs, (ii) 20,175 Pre-Funded ADS issuable upon the exercise of Pre-Funded Warrants, and (iii) 23,815 Ordinary Warrant ADSs issuable upon the exercise of Ordinary Warrants. Each of Wilmot B. Harkey and Daniel Mack may be deemed to be beneficial owners of securities held by Eastmain as the managing members of Nantahala Capital Management, LLC, which is the investment manager of Eastmain. The address of Eastmain is 130 Main Street, 2nd Floor, New Canaan, CT 06840.

(11)	The ADSs beneficially owned prior to this offering, which does not reflect the application of any ownership or voting limitations, includes: (A) (i) 102,586 Offered ADSs held by Empery Asset Master Ltd (“EAM”) and (ii) 51,293 Ordinary Warrant ADSs issuable upon the exercise of Ordinary Warrants held by EAM; (B) (i) 47,644 Offered ADSs held by Empery Tax Efficient, LP (“ETE”), (ii) 23,822 Ordinary Warrant ADSs issuable upon the exercise of Ordinary Warrants held by ETE; and (C) (i) 54,680 Offered ADSs held by Empery Tax Efficient III, LP (“ETE III” and collectively with EAM and ETE, the “Empery Funds”) and (ii) 27,340 Ordinary Warrant ADSs issuable upon the exercise of Ordinary Warrants held by ETE III.

Empery Asset Management LP, the authorized agent of Empery Funds, has discretionary authority to vote and dispose of the shares held by the Empery Funds and may be deemed to be the beneficial owner of these shares. Ryan Lane, in his capacity as the chief investment officer of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by the Empery Funds. Each of the Empery Funds and Mr. Lane each disclaim any beneficial ownership of these shares. The address of each of the Empery Funds is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York, NY 10020.

(12)	The ADSs beneficially owned prior to this offering, which does not reflect the application of any ownership or voting limitations, includes: (i) 81,960 Offered ADSs and (ii) 40,980 Ordinary Warrant ADSs, as well as (iii) 329,392 ADSs issuable upon the exercise of warrants that were acquired in the October 2025 Private Placement. Martin Chopp has sole voting and investment control of the securities beneficially owned by the Selling Shareholder. The address of the Selling Shareholder is 100 Merrick Road - Suite 400W Rockville Centre, NY 11570.

(13)	The ADSs beneficially owned prior to this offering, which does not reflect the application of any ownership or voting limitations, includes: (i) 123,643 Offered ADSs, (ii) 491,107 Pre-Funded ADS, and (iii) 307,375 Ordinary Warrant ADSs, as well as (iv) 112,584 additional ADSs that were acquired separately from the Private Placement. The securities listed above may be deemed to be beneficially owned by Millennium Management LLC, Millennium Group Management LLC and Israel A. Englander (“Mr. Englander”) and/or other investment managers that may be controlled by Millennium Group Management LLC (the managing member of Millennium Management LLC) and Mr. Englander (the sole voting trustee of the managing member of Millennium Group Management LLC). The foregoing should not be construed in and of itself as an admission by Millennium Management LLC, Millennium Group Management LLC or Mr. Englander as to the beneficial ownership of the securities held by such entities. The address for Integrated Core Strategies (US) LLC is c/o Millennium Management LLC, 399 Park Avenue, New York, New York 10022.

(14)	The ADSs beneficially owned prior to this offering, which does not reflect the application of any ownership or voting limitations, includes: (i) 204,910 Offered ADSs and (ii) 102,455 Ordinary Warrant ADSs, as well as (iii) 909,090 issuable upon the exercise of warrants that were acquired in the October 2025 Private Placement. Laurence Lytton has sole voting and investment control of the securities beneficially owned by the Lytton-Kambara Foundation. The address of the Lytton-Kambara Foundation is 467 Central Park West, Number 17-A, New York, New York 10025.

(15)	The ADSs beneficially owned prior to this offering, which does not reflect the application of any ownership or voting limitations, includes: (i) 204,910 Offered ADSs and (ii) 102,455 Ordinary Warrant ADSs. Mark E. Kingdon may be deemed to be beneficial owner of securities held by the Selling Shareholder. The address of M. Kingdon Offshore Master Fund L.P. is c/o Kingdon Capital Management, LLC, 152 W. 57th Street, 50th Floor, New York, NY 10019.

(16)	The ADSs beneficially owned prior to this offering, which does not reflect the application of any ownership or voting limitations, includes (i) 78,291 Offered ADSs, (ii) 57,532 Pre-Funded ADS issuable upon the exercise of Pre-Funded Warrants, and (iii) 67,912 Ordinary Warrant ADSs issuable upon the exercise of Ordinary Warrants, as well as (iv) 330,220 ADSs issuable upon the exercise of warrants that were acquired in the October 2025 Private Placement. Each of Wilmot B. Harkey and Daniel Mack may be deemed to be beneficial owners of securities held by Nantahala CPLP as the managing members of Nantahala Capital Management, LLC, which is the investment manager of Nantahala CPLP. The address of Nantahala CPLP is 130 Main Street, 2nd Floor, New Canaan, CT 06840.

(17)	The ADSs beneficially owned prior to this offering, which does not reflect the application of any ownership or voting limitations, includes (i) 24,387 Offered ADSs, (ii) 17,920 Pre-Funded ADS issuable upon the exercise of Pre-Funded Warrants, and (iii) 21,153 Ordinary Warrant ADSs issuable upon the exercise of Ordinary Warrants, as well as (iv) 104,730 ADSs issuable upon the exercise of warrants that were acquired in the October 2025 Private Placement. Each of Wilmot B. Harkey and Daniel Mack may be deemed to be beneficial owners of securities held by NCP LP as the managing members of Nantahala Capital Management, LLC, which is the investment manager of NCP LP. The address of NCP LP is 130 Main Street, 2nd Floor, New Canaan, CT 06840.

(18)	The ADSs beneficially owned prior to this offering, which does not reflect the application of any ownership or voting limitations, includes: (i) 24,590 Offered ADSs and (ii) 12,295 Ordinary Warrant ADSs, as well as (iii) 6,143 additional ADSs. Jeffrey S. Ramson is the general partner of Proactive Capital Partners, LP and has voting and investment control over the securities held by Proactive Capital Partners, LP and may be deemed to beneficially own the shares of common stock owned by Proactive Capital Partners, LP. The address for Proactive Capital Partners, LP and Mr. Ramson is 110 East 59th Street, 23rd Floor, New York, NY 10022.

(19)	The ADSs beneficially owned prior to this offering, which does not reflect the application of any ownership or voting limitations, includes: (A)(i) 4,684 Offered ADSs held by Manatee Access Fund LP (“Manatee”), (ii) 35,947 Pre-Funded ADS issuable upon the exercise of Pre-Funded Warrants held by Manatee, and (iii) 20,316 Ordinary Warrant ADS issuable upon the exercise of Ordinary Warrants held by Manatee, as well as (iv) 2,132 additional ADSs held by Manatee; and (B)(i) 231,550 Offered ADSs held by SILV Fund, Ltd. (“SILV Fund”), (ii) 1,776,999 Pre-Funded ADS issuable upon the exercise of Pre-Funded Warrants held by SILV Fund, and (iii) 1,004,274 Ordinary Warrant ADSs issuable upon the exercise of Ordinary Warrants held by SILV Fund; as well as (iv) 909,090 issuable upon the exercise of warrants held by SILV Fund that were acquired in the October 2025 Private Placement.

Sirenia Capital Management LP (“Sirenia”) serves as the investment manager to Manatee and SILV Fund and, as a result, maintains voting and investment power with respect to the securities held by Manatee and SILV Fund. Sirenia Capital Management GP LLC (“Sirenia GP”) is the general partner of Sirenia. Alex Silverstein is the managing member of Sirenia GP. Each of SILV Fund, Ltd., Sirenia GP and Mr. Silverstein disclaims beneficial ownership over such securities. The address of Manatee and SILV Fund Ltd. is c/o Sirenia Capital Management LP, 1674 Meridian Avenue, Suite 320, Miami Beach, FL 33139.

(20)	The ADSs beneficially owned prior to this offering, which does not reflect the application of any ownership or voting limitations, includes: (A)(i) 217,335 Offered ADSs held by Sphera Biotech Master Fund LP (“Sphera BMF”), (ii) 442,498 Pre-Funded ADS issuable upon the exercise of Pre-Funded Warrants held by Sphera BMF, and (iii) 329,917 Ordinary Warrant ADSs issuable upon the exercise of Ordinary Warrants held by Sphera BMF; and (B) (i) 18,899 Offered ADSs held by Sphera Global Healthcare Master Fund (“Sphera GHMF”), (ii) 38,478 Pre-Funded ADS issuable upon the exercise of Pre-Funded Warrants held by Sphera GHMF, and (iii) 28,688 Ordinary Warrant ADSs issuable upon the exercise of Ordinary Warrants held by Sphera GHMF.

Sphera Global Healthcare Management LP may be deemed to be beneficial owner of securities held by Sphera BMF and Sphera GHMF. The address of Sphera BMF and Sphera GHMF is 4 Yitzhak Sade, Building A, 29th Floor, Tel Aviv 6777520, Israel.

(21)	The ADSs beneficially owned prior to this offering, which does not reflect the application of any ownership or voting limitations, includes: (i) 236,234 Offered ADSs, (ii) 173,596 Pre-Funded ADS, and (iii) 204,915 Ordinary Warrant ADSs. StemPoint Capital LP (“StemPoint”) serves as an investment adviser to StemPoint Capital Master Fund LP (“StemPoint Fund”). StemPoint exercises voting and investment power over the shares held by StemPoint Fund pursuant to an investment management agreement. StemPoint Capital Management GP LLC (“StemPoint GP”) is the general partner of StemPoint. StemPoint, StemPoint GP, and Michelle Ross may be deemed to beneficially own the shares held by StemPoint Fund. The address of StemPoint Fund is 520 Madison Avenue, 19th Floor, New York, NY 10022.

(22)	The ADSs beneficially owned prior to this offering, which does not reflect the application of any ownership or voting limitations, includes: (i) 34,747 Offered ADSs, (ii) 375,083 Pre-Funded ADS, and (iii) 204,915 Ordinary Warrant ADSs, as well as (iv) 201,487 additional ADSs, and (v) 566,060 ADSs issuable upon the exercise of warrants that were acquired in the October 2025 Private Placement. Jon M. Plexico has sole voting and investment control of the securities beneficially owned by Stonepine Capital, LP. The address of Stonepine Capital, LP is 2900 NW Clearwater Dr, Ste 100-11, Bend, OR 97703.

PLAN OF DISTRIBUTION

The Selling Shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling ADSs or interests in ADSs received after the date of this prospectus from a Selling Shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their ADSs or interests in ADSs on any stock exchange, market or trading facility on which the ADSs are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Shareholders may use any one or more of the following methods when disposing of ADSs or interests therein:

•	distributions to members, partners, stockholders or other equityholders of the Selling Shareholders;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the ADSs as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales and settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per ADSs;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of the ADSs owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ADSs, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer the ADSs in other circumstances, in which case the transferees, pledgees or other successors in interest will be the Selling Shareholders for purposes of this prospectus.

In connection with the sale of our ADSs or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ADSs in the course of hedging the positions they assume. The Selling Shareholders may also sell our ADSs short and deliver these securities to close out their short positions, or loan or pledge the ADSs to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Shareholders from the sale of the ADSs offered by them will be the purchase price of the ADSs less discounts or commissions, if any. Each of the Selling Shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ADSs to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the pre-funded warrants or ordinary warrants by payment of cash, however, we will receive the exercise price of the Pre-Funded Warrants or the Ordinary Warrants.

The Selling Shareholders also may resell all or a portion of the ADSs in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or another available exemption from the registration requirements under the Securities Act.

The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the sale of the ADSs or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act (it being understood that the Selling Shareholders shall not be deemed to be underwriters solely as a result of their participation in this offering). Any discounts, commissions, concessions or profit they earn on any resale of the ADSs may be underwriting discounts and commissions under the Securities Act. Selling Shareholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the ADSs to be sold, the names of the Selling Shareholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the ADSs may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ADSs may not be sold unless such securities have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of ADSs in the market and to the activities of the Selling Shareholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the ADSs against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the ADSs offered by this prospectus.

We have agreed with the Selling Shareholders to use commercially reasonable efforts to cause the registration statement of which this prospectus constitutes a part to become effective and to remain continuously effective until the earlier of: (i)  the date on which the Selling Shareholders shall have resold or otherwise disposed of all the ADSs covered by this prospectus pursuant to Rule 144 or pursuant to this prospectus, and (ii) the date on which the ADSs covered by this prospectus no longer constitute “Registrable Securities” as such term is defined in the Registration Rights Agreement, such that they may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations and without current public information pursuant to Rule 144 under the Securities Act or any other rule of similar effect.

Legal Matters

The validity of the securities offered hereby will be passed upon for us by Meitar | Law Offices, Ramat Gan, Israel.

Experts

The consolidated financial statements as of and for the year ended December 31, 2025 incorporated by reference in this registration statement has been audited by CBIZ CPAs P.C., an independent registered public accounting firm, as stated in their report (which includes an explanatory paragraph as to the Company’s ability to continue as a going concern). Such financial statements are incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements as of and for the year ended December 31, 2024 incorporated by reference in this registration statement has been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where You Can Find MORE Information

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Neither we, the Selling Shareholders nor any agent, underwriter or dealer has authorized any person to provide you with different information. Neither we nor the Selling Shareholders are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. Additional information about Quoin Pharmaceuticals Ltd. is contained at our website, www.quoinpharma.com. Information on our website is not incorporated by reference into this prospectus. We make available on our website our SEC filings as soon as reasonably practicable after those reports are filed with the SEC.

Incorporation Of Certain Information By Reference

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-37846):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on March 26, 2026 (the “Form 10-K”);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the Commission on May 7, 2026;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the Commission on August 14, 2026;

•	Our Current Reports on Form 8-K filed with the Commission on January 20, 2026, March 11, 2026, June 4, 2026, June 23, 2026, August 20, 2026, August 28, 2026 and September 10, 2026; and

•	The description of our ADSs and Ordinary Shares set forth in Exhibit 4.17 to the Form 10-K, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference all additional documents that we file with the SEC under the terms of Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made with the SEC (i) on or after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, and (ii) on or after the date of this prospectus but prior to the termination of the offering (i.e., until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus forms a part has been withdrawn). Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements after the date of this prospectus and until the offering of securities covered by this prospectus has been completed.

We are not incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules. In addition, to the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, is or was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

We will provide, without charge, to each person to whom a copy of this prospectus or any other supplement or amendment forming a part of the registration statement is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein and therein, including exhibits. Requests should be directed to:

Quoin Pharmaceuticals Ltd.
42127 Pleasant Forest Ct
Ashburn, VA 20148
Attention: Corporate Secretary
(703) 980-4182

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses, payable by the Company in connection with the registration and sale of the ADSs representing Ordinary Shares being registered. All amounts are estimates except the SEC registration fee.

Amount
SEC registration fee		$8,517.97
Accounting fees and expenses		*
Legal fees and expenses		*
Total expenses	$	*

*Estimated expenses not presently known.

Item 15. Indemnification of Directors and Officers.

Under the Companies Law, a company may not exculpate an Office Holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an Office Holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. An Israeli company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law, an Israeli company may indemnify an Office Holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an Office Holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification, which ours do:

•	financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an Office Holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be reasonably foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•	reasonable litigation expenses, including attorneys’ fees, incurred by the Office Holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (a) no indictment was filed against such Office Holder as a result of such investigation or proceeding; and (b) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction;

•	reasonable litigation expenses, including attorneys’ fees, incurred by the Office Holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the Office Holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent; and

•	expenses, including reasonable litigation expenses and legal fees, incurred by an Office Holder in relation to an administrative proceeding instituted against such Office Holder, or certain compensation payments made to an injured party imposed on an Office Holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law, 1968 (the “Israeli Securities Law”).

Under the Companies Law and the Israeli Securities Law, a company may insure an Office Holder against the following liabilities incurred for acts performed by him or her as an Office Holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, provided that the Office Holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care to the company or to a third party, including a breach arising out of the negligent conduct of the Office Holder; and

•	a financial liability imposed on the Office Holder in favor of a third party.

Under our articles of association, we may insure an Office Holder against the aforementioned liabilities as well as the following liabilities:

•	a breach of duty of care to the company or to a third party;

•	any other action against which we are permitted by law to insure an Office Holder;

•	expenses incurred and/or paid by the Office Holder in connection with an administrative enforcement procedure under any applicable law including Parts 8(3), 8(4) and 9(1) of the Israeli Securities Law, and a proceeding according to Section D of Chapter 4 in Part 9 of the Companies Law, including reasonable litigation expenses and attorney fees;

•	a payment to a person injured by a violation of Section 52BBB(a)(1)(a) of the Israeli Securities Law; and

•	expenses incurred in connection with a proceeding under the Economic Competition Law 5748-1988, including reasonable litigation expenses and attorney fees.

Under the Companies Law, an Israeli company may not indemnify, exculpate or insure an Office Holder against any of the following:

•	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the Office Holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising solely out of the negligent conduct of the Office Holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine, civil fine, or other financial sanction levied against the Office Holder.

Under the Companies Law, exculpation, indemnification and insurance of Office Holders in a public company must be approved by the compensation committee and the board of directors and, with respect to directors and the Chief Executive Officers or under certain circumstances, also by the shareholders. However, under regulations promulgated under the Companies Law, the insurance of Office Holders does not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the limitations set forth in the company’s compensation policy, which was approved by the shareholders by the requisite special majority, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.

Our articles of association permit us to exculpate, indemnify and insure our Office Holders to the fullest extent permitted or to be permitted by the Companies Law and the Israeli Securities Law.

Upon the recommendation of our compensation committee, our board of directors has approved, and our shareholders have approved, at the annual general meeting held on April 12, 2022, the form of indemnification and release agreements to be entered into with each of our current and future directors and executive officers exculpating them, to the fullest extent permitted by law and our articles of association, and undertaking to indemnify them to the fullest extent permitted by law and our articles of association. This indemnification will be limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors and our compensation committee as reasonable under the circumstances.

The maximum indemnification amount set forth in our indemnification and release agreements during any period of three years in the aggregate for all of the covered directors and executive officers, is limited to an amount equal to the higher of: (i) $35,000,000 and (ii) 25% of our total shareholders’ equity as reflected in our most recent financial statements as of the time of the actual payment of indemnification is made.

In the opinion of the SEC, indemnification of directors and other Office Holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

We have obtained directors’ and officers’ liability insurance for the benefit of our Office Holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Companies Law.

Item 16. Exhibits.

The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which immediately precedes the Signature Page and which Exhibit Index is hereby incorporated by reference.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act to any purchaser:

(A)	Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5.	That, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

6.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION	FORM	EXHIBIT NUMBER	FILING DATE	FILED/ FURNISHED HEREWITH
3.1	Amended and Restated Articles of Association of Quoin Pharmaceuticals Ltd., as amended.	10-K	3.1	March 13, 2025
3.1.1	Amendments to Amended and Restated Articles of Association of Quoin Pharmaceuticals Ltd., adopted on August 21, 2025.	8-K	3.1	August 21, 2025
4.1	Form of Deposit Agreement between Cellect Biotechnology Ltd. (n/k/a Quoin Pharmaceuticals Ltd.), The Bank of New York Mellon as Depositary, and owners and holders from time to time of ADSs issued thereunder.	F-1/A	4.1	July 26, 2016
4.1.1	Specimen American Depositary Receipt (included in Exhibit 4.1).
4.2	Form of Pre-Funded Warrant.	8-K	4.1	August 28, 2026
4.3	Form of Ordinary Warrant.	8-K	4.2	August 28, 2026
5.1	Legal Opinion of Meitar | Law Offices, Israeli legal counsel to Quoin Pharmaceuticals Ltd.				X
10.1	Form of Securities Purchase Agreement, dated August 27, 2026.	8-K	10.1	August 28, 2026
10.2	Form of Registration Rights Agreement, dated August 27, 2026.	8-K	10.2	August 28, 2026
23.1	Consent of CBIZ CPAs P.C., Certified Public Accountants.				X
23.2	Consent of Marcum LLP.				X
23.3	Consent of Meitar | Law Offices (included in Exhibit 5.1).				X
24.1	Power of Attorney (included on signature page).				X
107	Filing Fee Table.				X

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ashburn, Commonwealth of Virginia, on the 18th day of September, 2026.

Quoin Pharmaceuticals Ltd.

By:	/s/ Michael Myers
Dr. Michael Myers
Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dr. Michael Myers and Denise Carter, and each of them, his or her true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. Michael Myers Dr. Michael Myers	Chairman and Chief Executive Officer (Principal Executive Officer)	September 18, 2026

/s/ Sally Lawlor	Chief Financial Officer
Sally Lawlor	(Principal Financial Officer and Principal Accounting Officer)	September 18, 2026

/s/ Denise Carter
Denise Carter	Director and Chief Operating Officer	September 18, 2026

/s/ Joseph Cooper
Joseph Cooper	Director	September 18, 2026

/s/ James Culverwell
James Culverwell	Director	September 18, 2026

/s/ Dr. Dennis Langer
Dr. Dennis Langer	Director	September 18, 2026

/s/ Natalie Leong
Natalie Leong	Director	September 18, 2026

/s/ Michael Sember
Michael Sember	Director	September 18, 2026

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Quoin Pharmaceuticals Ltd., has signed this Registration Statement in Ashburn, Virginia on September 18, 2026.

Authorized U.S. Representative Dr. Michael Myers

By:	/s/ Michael Myers
Dr. Michael Myers
Chief Executive Officer